Exhibit 99.1

OMEGA FLEX, INC.

Manufacturer of flexible metal hose and gas piping products

Exton, Pennsylvania	Contact: Kevin R. Hoben
October 19, 2011	(610) 524-7272

PRESS RELEASE

Omega Flex today reported its results of operations for the Third Quarter, 2011:

OMEGA FLEX, INC. (OFLX)	EARNINGS DIGEST

Three Months Ended September 30:	2011	2010

Revenues	$13,690,000	$11,648,000
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Net income	$955,000	$843,000
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Earnings per share - basic and diluted	$0.10	$0.08
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Weighted average shares - basic and diluted	10,091,822	10,091,822
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Nine Months Ended September 30:	2011	2010

Revenues	$38,575,000	$34,054,000
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Net income	$2,939,000	$2,580,000
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Earnings per share - basic and diluted	$0.29	$0.26
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Weighted average shares - basic and diluted	10,091,822	10,091,822
	=========	=========

Kevin R. Hoben, President and CEO, indicated that Revenues for the three months ended September 30, 2011 climbed 17.5% over the same quarter last year, improving from $11,648 to $13,690.  For the nine month period, Revenues were $38,575, which was 13.3% above last year’s Revenues of $34,054.

Regarding Net Income for the period ending September 30, 2011, the Company has also eclipsed the prior year results.  Net Income for the three months was $955 compared to $843 in 2010, a change of 13.3%.  For the nine months, Net Income surpassed last year by 13.9%, rising from $2,580 to $2,939.

The Company recently transitioned all of its standard CSST sales in the United States to TracPipe® CounterStrike®, an enhanced flexible gas piping product that provides an extra measure of safety against the unlikely event of lightning.  In addition, sales of the Company’s emerging products, such as DoubleTrac® and DEF-Trac™, have also increased.  Altogether, revenues for third quarter seem to indicate a growing customer appreciation for the benefits in the unique features of the Company’s new products.

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS – This news release contains forward-looking statements, which are subject to inherent uncertainties which are difficult to predict, and may be beyond the ability of Omega Flex to control.  Certain statements in this news release constitute forward-looking statements with the meaning of the Private Securities Litigation Reform act of 1995, that are not historical facts, but rather reflect Omega Flex’s current expectations concerning future results and events.  The words “believes,” “expects,” “intends,” “plans,” “anticipates,” “hopes,” “likely,” “will,” and similar expressions identify such forward-looking statements.  Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Omega Flex (or entities in which Omega Flex has interests) or industry results, to differ materially from future results, performance or achievements expressed or implied by such forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s view only as of the date of this news release.  Omega Flex undertakes no obligation to publicly release the result of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, conditions or circumstances.